Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG FIRST QUARTER ADJUSTED EPS GROWTH AS SALES ACCELERATE

Sales +6%; reported EPS $0.40, same as prior year; adjusted EPS $0.45, +10%

2011 full year adjusted EPS forecast improved to $2.49-$2.53

2011 FIRST QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.40, equal to prior year

•                  Adjusted EPS $0.45, +10%, excluding special gains and charges and discrete tax items, reaches top end of forecasted range

•                  Reported sales +6% to $1.5 billion; fixed currency sales adjusted for acquisitions +4%

•                  Improved sales growth across the board, led by U.S. Cleaning & Sanitizing, Asia Pacific and Latin America, along with efficiency actions, offset higher delivered product costs

	First Quarter Ended March 31
	(unaudited)
(Millions, except per share)	2011	2010	% Change

Net Sales	$1,518.3	$1,432.1	6%

Operating Income	151.7	153.8	-1%

Pretax Income	138.2	138.8	0%

Taxes	44.4	43.1	3%

Net Income Attributable to Ecolab	$93.6	$95.5	-2%

Diluted Earnings Per Share	$0.40	$0.40	0%
Diluted Average Shares Outstanding	235.9	239.0	-1%

ST. PAUL, Minn., April 26, 2011:  Ecolab Inc. reported a strong first quarter performance as sales growth improved in all segments, led by strong sales gains in its U.S. Cleaning & Sanitizing, Asia Pacific and Latin America operations, and efficiency improvements offset higher delivered product costs to produce a double-digit adjusted earnings per share increase.

Ecolab’s reported and fixed currency sales rose 6% to $1.5 billion in the first quarter of 2011; adjusted for acquisitions, sales rose 4%.  Net income attributable to shareholders decreased 2% to $94 million. Reported diluted earnings per share were flat at $0.40.

First quarter 2011 and 2010 results included special gains and charges and discrete tax items.  Excluding those items, adjusted first quarter 2011 net income attributable to shareholders rose 9% to $107 million, with adjusted diluted earnings per share up 10% to $0.45, reaching the top end of Ecolab’s forecasted range.  First quarter 2010 adjusted diluted earnings per share were $0.41.  Currency translation had a favorable effect on reported and adjusted diluted earnings per share of $0.01 per share in the first quarter of 2011.

Segment review

First quarter 2011 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 8% to $682 million.  Adjusted for acquisitions, sales increased 6%.  Sales showed improved momentum in all businesses, including Institutional, Food & Beverage and Kay.  Ecolab’s U.S. Cleaning & Sanitizing operating income decreased 1% to $112 million primarily reflecting higher delivered product costs and investments.

U.S. Other Services sales increased 2% to $107 million in the first quarter.  Operating income rose 1% to $15 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, grew 5% to $716 million in the first quarter.  Fixed currency operating income increased 12% to $45 million.  When measured at public currency rates, International sales increased 5% and operating income rose 21%.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement. Special gains and charges for the first quarter 2011 of $15 million ($12 million after-tax) primarily consisted of charges from the previously announced European restructuring and Australian acquisition-related charges.  Special gains and charges for the first quarter 2010 of $4 million (both pre- and after-tax) primarily consisted of a charge for the impact on Ecolab’s balance sheet of the Venezuelan currency devaluation.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the first quarter 2011 was 32.1% and compared with the reported rate of 31.1% in the first quarter 2010.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the first quarter 2011 was 30.2% compared with 30.6% for the same period last year.

Ecolab reacquired 1.5 million shares of its common stock during the first quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are off to a strong start in 2011, and it bodes well for the remainder of the year.  Momentum was better in all regions, as our aggressive actions to expand market share and increase efficiency leveraged better market conditions to offset higher delivered product costs.

“We remain confident in our outlook for 2011 and expect better top and bottom line growth over the balance of the year.  Our end markets and sales momentum are improving, our growth investments are delivering effectively, we are implementing appropriate pricing to offset the higher delivered product costs and our recent acquisitions are providing excellent strategic value.  We are making good progress in our efforts to transform Europe into a higher growth, more efficient and more profitable business, and expect to see these results reflected in the second half and accelerating into the next several years.  While delivered product costs have risen faster than expected, we believe we have the right actions in place to effectively manage them.  We look for our better sales momentum and margin improvement actions to enable us to once again deliver strong earnings gains and handsome returns to shareholders this year and for the years ahead.”

Business Outlook

2011 — Full Year

Ecolab raised the lower end of its forecasted adjusted earnings per share range, which exclude special gains and charges and discrete tax items, and now expects adjusted earnings per share to be in the $2.49 to $2.53 range for the full year ending December 31, 2011.  Ecolab previously expected adjusted earnings per share in the $2.47 to $2.53 range for the year.

Special gains and charges for 2011 are expected to be approximately $0.25 per share unfavorable, primarily driven by Europe restructuring charges.   Future amounts related to discrete tax items for 2011, if any, are not currently quantifiable.

2011 — Second Quarter

Ecolab expects improved year-over-year sales growth in the second quarter 2011.  Gross margins are expected to reflect the impact of the rapid increase in delivered product costs offset in part by price increases and cost efficiencies.  The SG&A ratio should reflect better sales leverage which is expected to more than offset continued investment in the business.

Our outlook for the second quarter 2011 is as follows:

Gross Margins	approx. 50%
SG&A % of Sales	36% - 37%
Interest expense, net	approx. $16 million
Effective tax rate	30%-31%
Adjusted EPS, excluding special gains and charges	$0.62 - $0.64

We expect second quarter 2011 special gains and charges, including restructuring and acquisition-related charges, to be a net charge of approximately $0.10 per share.

Reported second quarter 2010 earnings per share of $0.54 included special gains and charges and discrete tax items.  Excluding these items, second quarter 2010 adjusted diluted earnings per share were $0.56.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2011.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.  A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our future financial and business prospects, including forecasted 2011 second quarter and full year business results, estimated sales, gross margins, selling, general and administrative expense, interest expense, effective tax rate, special gains and charges, restructuring activities, end market trends, growth investments, acquisitions, delivered product costs, pricing, adjusted diluted earnings per share and the benefits of restructuring and cost savings activities in 2011 and subsequent years. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  In particular, the ultimate results of any European restructuring and business improvement actions depend on a number of factors, including the development of a final plan, the input of the various works councils on the terms of the restructuring, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk; our ability to execute on key business initiatives, including leveraging a new ERP system and completing other actions to increase the competitiveness of our European business; the ability to acquire and effectively integrate complementary businesses; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through value, innovation and customer support; the costs and effects of complying with laws and regulations relating to the environment, including evolving climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including employment and labor laws; restraints on pricing flexibility due to contractual obligations; pressure on results of  operations from consolidation of customers and vendors; public health epidemics; the occurrence of litigation or claims; the loss or insolvency of a major customer or distributor; acts of war, terrorism or hostilities, natural or man-made disasters, water shortages or severe weather conditions which impact our markets; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2011

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2011	2010	Change

Net sales	$1,518.3	$1,432.1	6%

Cost of sales (1)	770.4	716.7	7%
Selling, general and administrative expenses	581.6	558.1	4%
Special gains and charges (1)	14.6	3.5

Operating income	151.7	153.8	-1%

Interest expense, net	13.5	15.0	-10%

Income before income taxes	138.2	138.8	0%

Provision for income taxes	44.4	43.1	3%

Net income including noncontrolling interest	93.8	95.7	-2%

Less: Net income attributable to noncontrolling interest	0.2	0.2

Net income attributable to Ecolab	$93.6	$95.5	-2%

Earnings attributable to Ecolab per common share
Basic	$0.40	$0.41	-2%
Diluted	$0.40	$0.40	0%

Weighted-average common shares outstanding
Basic	232.0	235.4	-1%
Diluted	235.9	239.0	-1%

(1) Special gains and charges in the Consolidated Statement of Income above include the following:

(millions)	2011	2010

Cost of sales
Restructuring	$0.8	$—
Subtotal cost of sales	0.8	—

Special (gains) and charges
Restructuring	10.4	—
Acquisition integration charges	3.6	—
Business structure and optimization	0.6	0.6
Venezuela currency devaluation	—	4.2
Business write-downs and closures	—	(1.0)
Other items	—	(0.3)
Subtotal special (gains) and charges	14.6	3.5

Total	$15.4	$3.5

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2011

(unaudited)

	First Quarter Ended
	March 31%
(millions)	2011	2010	Change

Net Sales
United States
Cleaning & Sanitizing	$681.5	$632.3	8%
Other Services	107.2	104.7	2%
Total	788.7	737.0	7%
International	716.2	681.2	5%
Subtotal at fixed currency rates	1,504.9	1,418.2	6%
Effect of foreign currency translation	13.4	13.9
Consolidated	$1,518.3	$1,432.1	6%

Operating Income
United States
Cleaning & Sanitizing	$111.9	$113.4	-1%
Other Services	14.7	14.6	1%
Total	126.6	128.0	-1%
International	45.0	40.2	12%
Corporate	(20.6)	(11.9)
Subtotal at fixed currency rates	151.0	156.3	-3%
Effect of foreign currency translation	0.7	(2.5)
Consolidated	$151.7	$153.8	-1%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2011	2010	2010
Assets
Current assets
Cash and cash equivalents	$151.4	$242.3	$85.3
Accounts receivable, net	1,042.6	999.6	950.2
Inventories	480.2	447.6	468.9
Deferred income taxes	82.2	78.9	86.2
Other current assets	132.5	101.5	127.7
Total current assets	1,888.9	1,869.9	1,718.3

Property, plant and equipment, net	1,192.5	1,148.3	1,141.8
Goodwill	1,465.1	1,329.3	1,342.2
Other intangible assets, net	439.7	282.5	295.6
Other assets	276.1	242.2	271.3

Total assets	$5,262.3	$4,872.2	$4,769.2

Liabilities and Equity
Current liabilities
Short-term debt	$506.4	$189.2	$361.1
Accounts payable	359.7	349.3	316.0
Compensation and benefits	257.7	308.1	231.9
Income taxes	58.8	36.7	30.9
Other current liabilities	467.6	441.5	430.1
Total current liabilities	1,650.2	1,324.8	1,370.0

Long-term debt	683.7	656.4	677.9
Postretirement health care and pension benefits	488.3	565.8	581.2
Other liabilities	225.4	192.2	271.6

Equity
Common stock	333.7	333.1	330.3
Additional paid-in capital	1,341.5	1,310.2	1,198.9
Retained earnings	3,332.1	3,279.1	2,957.1
Accumulated other comprehensive loss	(205.2)	(271.9)	(307.7)
Treasury stock	(2,591.5)	(2,521.3)	(2,317.9)
Total Ecolab shareholders’ equity	2,210.6	2,129.2	1,860.7
Noncontrolling interest	4.1	3.8	7.8
Total equity	2,214.7	2,133.0	1,868.5

Total liabilities and equity	$5,262.3	$4,872.2	$4,769.2

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2010	2010	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68	$0.56	$2.23

Adjustments:
Special (gains) and charges (1)	0.02	0.00	0.02	(0.02)	(0.00)	0.03	0.03
Tax expense (benefits) (2)	(0.00)	0.01	0.01	(0.05)	(0.05)	0.01	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.41	$0.56	$0.97	$0.66	$1.63	$0.60	$2.23

	First
	Quarter
	Ended
	Mar. 31
	2011

Diluted earnings per share, as reported (U.S. GAAP)	$0.40

Adjustments:
Special (gains) and charges (3)	0.05
Tax expense (benefits) (4)	0.00

Adjusted diluted earnings per share (Non-GAAP)	$0.45

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, a $5.9 million gain, net of tax, on the sale of an investment in the third quarter, and a $7.5 million charge, net of tax, for business optimization costs in the fourth quarter, as well as other items, net of tax.

(2) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Fourth quarter 2010 net discrete tax expense primarily includes adjustments related to prior year tax returns.

(3) Special gains and charges for the first quarter of 2011 include restructuring charges of $9.0 million, net of tax, acquisition and integration costs of $2.9 million, net of tax, as well as other items, net of tax.

(4) First quarter 2011 discrete tax expense primarily includes the impact of a tax rate change in the U.S., partially offset by a discrete tax benefit related to a California refund claim.